Exhibit 99.1

            Zumiez Inc. Announces Fiscal 2006 Third Quarter Results

                 Q3-06 Net Sales Increased 43% to $82.3 Million;

            Comparable Store Sales Increased 10.7% in Third Quarter;

                      Q3-06 Diluted EPS Up 33.3% to $0.24;

          Company Reiterates Fiscal 2006 EPS Guidance of $0.66 to $0.67

    EVERETT, Wash.--(BUSINESS WIRE)--Nov. 15, 2006--Zumiez Inc.
(NASDAQ: ZUMZ) today reported results for the third quarter ended
October 28, 2006.

    Total net sales for the third quarter (13 weeks) ended October 28, 2006 increased by 43% to $82.3 million from $57.4 million reported in the third quarter (13 weeks) of the prior fiscal year. The company posted net income for the quarter of $6.8 million or $0.24 per diluted share versus $5.3 million or $0.18 per diluted share in the third quarter of the prior fiscal year. Comparable store sales were 10.7% for the third quarter of fiscal 2006 compared to 9.8% in the third quarter of fiscal 2005.

    Total net sales for the first nine months (39 week period) of fiscal 2006 increased by 43% to $185.8 million from $130.2 million reported in the first nine months of the prior year. The company posted net income of $9.6 million or $0.33 per diluted share in the first nine months of 2006 versus $6.1 million or $0.23 per diluted share in the prior year. Comparable store sales increased 13.6% for the first nine months of fiscal 2006 compared to 10.8% for the first nine months of fiscal 2005.

    Rick Brooks, President and Chief Executive Officer of Zumiez Inc., stated, "We are pleased with our third quarter results and the earnings growth driven by our team year to date. During the quarter, Zumiez opened 12 stores and remains on track to open 42 new stores in fiscal 2006, in addition to the 19 Fast Forward stores acquired in the second quarter."

    Mr. Brooks concluded, "While we are proud of our accomplishments so far this year, we believe we are still in the early stages of our growth potential and we continue to strive to improve the store experience for our customers. We had 233 stores at quarter end, and believe we can eventually operate 800 stores in the U.S. In fiscal 2007, we plan to open 50 new stores, consistent with our long-term goal of expanding square footage by 20-25% annually. We have a terrific team in place to deliver on our goals as we expand in the marketplace."

    2006 Outlook

    The company stated that it is maintaining guidance for fiscal 2006 to $0.66 to $0.67 in diluted earnings per share. Weighted average diluted shares for the fiscal year are expected to be approximately 28,900,000.

    In putting forth this outlook, the company reminds investors of the complexity of accurately assessing future growth given the difficulty in predicting fashion trends and consumer preferences, boardsports popularity and participation rates, general economic conditions and the impact of other business variables and risks.

    A conference call will be held today to discuss third quarter results and will be web cast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (800) 706-7741 followed by the conference identification code of 89765355.

    About Zumiez Inc.

    Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of November 10, 2006 we operate 233 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

    Safe Harbor Statement

    Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the company's quarterly report on Form 10-Q for the quarter ended July 29, 2006 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.



                             ZUMIEZ INC.
                    CONDENSED STATEMENT OF INCOME
           (in thousands, except share and per share data)
                             (Unaudited)

                       Three Months Ended        Nine Months Ended
                    ------------------------  ------------------------
                    October 28,  October 29,  October 28,  October 29,
                        2006         2005         2006         2005
                    -----------  -----------  -----------  -----------
Net sales              $82,258      $57,412     $185,799     $130,188
Cost of goods sold      51,994       35,999      121,494       86,153
                    -----------  -----------  -----------  -----------
Gross profit            30,264       21,413       64,305       44,035

Selling, general
 and administrative
 expenses               19,343       13,198       49,919       34,530
                    -----------  -----------  -----------  -----------
Operating profit        10,921        8,215       14,386        9,505

Interest income
 (expense), net            230          221          813          269
Other income
 (expense), net             --            1          (16)           2
                    -----------  -----------  -----------  -----------
Earnings before
 income taxes           11,151        8,437       15,183        9,776

Provision for
 income taxes            4,324        3,158        5,605        3,689
                    -----------  -----------  -----------  -----------
Net income             $ 6,827      $ 5,279     $  9,578     $  6,087
                    ===========  ===========  ===========  ===========

Basic net income
 per share             $  0.25      $  0.19     $   0.35     $   0.24
                    ===========  ===========  ===========  ===========

Diluted net income
 per share             $  0.24      $  0.18     $   0.33     $   0.23
                    ===========  ===========  ===========  ===========

Weighted average
 shares
 outstanding, Basic 27,600,574   27,089,364   27,454,193   25,424,554

Weighted average
 shares
 outstanding,
 Diluted            28,861,871   28,601,778   28,756,468   26,923,744




                             ZUMIEZ INC.
                       CONDENSED BALANCE SHEETS
                 (in thousands, except share amounts)

                                 October 28,  January 28,  October 29,
                                    2006         2006         2005
                                 -----------  -----------  -----------
                                 (Unaudited)   (Audited)   (Unaudited)
             Assets
Current assets
Cash and cash equivalents          $  2,111     $  4,737     $ 24,015
Marketable Securities                17,835       38,264        6,086
Receivables                           5,816        3,746        4,558
Inventory                            56,694       30,559       43,597
Prepaid expenses and other              965          711        1,038
Deferred tax assets                   1,618          938        1,177
                                 -----------  -----------  -----------
  Total current assets               85,039       78,955       80,471

Leasehold improvements and
 equipment, net                      48,930       35,456       32,780
Goodwill                             12,766           --           --
                                 -----------  -----------  -----------
  Total long-term assets             61,696       35,456       32,780

  Total assets                     $146,735     $114,411     $113,251
                                 ===========  ===========  ===========

 Liabilities and Shareholders'
             Equity
Current liabilities
Trade accounts payable             $ 32,002     $ 18,623     $ 30,280
Accrued payroll and payroll
 taxes                                2,296        4,388        2,678
Income taxes payable                  2,974        3,309           --
Current portion of deferred rent
 and tenant allowances                1,331          900        1,223
Other accrued liabilities             6,262        4,378        3,480
                                 -----------  -----------  -----------
  Total current liabilities          44,865       31,598       37,661
                                 ----------- ------------ ------------

Long-term deferred rent and
 tenant allowances, less current
 portion                             11,302        7,595        7,274
Deferred tax liabilities                602        1,534        1,452
                                 -----------  -----------  -----------
  Total long-term liabilities        11,904        9,129        8,726
                                 ----------- ------------ ------------

Commitments and contingencies
 (Note 4)

Shareholders' equity
Preferred stock, no par value,
 40,000,000 shares authorized;
 none issued and outstanding
Common stock, no par value,
 100,000,000 shares authorized;
 27,640,664 shares issued and
 outstanding at October 28,
 2006, 27,259,297 shares issued
 and outstanding at January 28,
 2006, and 27,222,653 issued and
 outstanding at October 29, 2005     41,734       35,031       34,971
Accumulated other comprehensive
 income                                  (4)          (5)          (2)
Retained earnings                    48,236       38,658       31,895
                                 -----------  -----------  -----------
  Total shareholders' equity         89,966       73,684       66,864
                                 ----------- ------------ ------------

  Total liabilities and
   shareholders' equity            $146,735     $114,411     $113,251
                                 ===========  ===========  ===========




                             ZUMIEZ INC.
                        CONDENSED CASH FLOWS
                           (in thousands)
                             (Unaudited)

                                           For the Nine Months Ended
                                           --------------------------
                                           October 28,   October 29,
                                           ------------ -------------
                                              2006          2005
                                           ------------  ------------
Cash flows from operating activities
Net income                                      $9,578       $ 6,087
Adjustments to reconcile net income to net
 cash provided by operating activities
Depreciation                                     7,478         5,361
Deferred tax expense                            (1,611)         (377)
Stock compensation expense                       1,394           123
Loss on disposal of assets                          15            33
Loss on sale of marketable securities               17            --
Excess tax benefit from stock options           (4,057)           --
Changes in operating assets and
 liabilities
  Receivables                                   (1,902)       (2,647)
  Inventory                                    (17,824)      (17,143)
  Prepaid expenses                                 (85)          127
  Trade accounts payable                         7,556        15,816
  Accrued payroll and payroll taxes             (2,158)          117
  Income taxes payable                           3,722        (2,611)
  Other accrued liabilities                      1,202        (1,920)
  Deferred rent                                    (18)          385
                                           ------------  ------------
Net cash provided by operating activities        3,307         3,351
                                           ------------  ------------

Cash flows from investing activities
Additions to leasehold improvements and
 equipment                                     (14,469)       (8,554)
Acquisitions, net of cash acquired             (16,404)           --
Purchases of marketable securities             (79,977)       (6,086)
Sales and maturities of marketable
 securities                                    100,340            --
                                           ------------  ------------
Net cash used in investing activities          (10,510)      (14,640)
                                           ------------  ------------

Cash flows from financing activities
Change in book overdraft                            --          (429)
Borrowings on revolving credit facility             --        16,450
Payments on revolving credit facility             (732)      (16,450)
Proceeds from exercise                           1,252         1,007
Proceeds from sale of stock                         --        33,700
Excess tax benefit from stock options            4,057            --
                                           ------------  ------------
Net cash provided by financing activities        4,577        34,278
                                           ------------  ------------

Net increase (decrease) in cash and cash
 equivalents                                    (2,626)       22,989
Cash and cash equivalents, Beginning of
 period                                          4,737         1,026
                                           ------------  ------------
Cash and cash equivalents, End of period        $2,111       $24,015
                                           ============  ============

Supplemental disclosure of cash flow
 information
Cash paid during the period for interest        $   --       $    59
Cash paid during the period for income
 taxes                                           3,577         2,746
----------------------------------------------------------------------

    CONTACT: Zumiez Inc.
             Brenda Morris, Chief Financial Officer, 425-551-1564 or
             Integrated Corporate Relations
             Investors:
             Chad Jacobs/David Griffith, 203-682-8200